FORM OF OPINION
                                                                      EXHIBIT 11

                                                                  Reed Smith LLP
                                                                  Liberty Tower
                                                                      12th Floor
                                                            1001 Liberty Avenue
                                                       Pittsburgh, PA 15222-3779
                                                                    412.288.3131
                                                                Fax 412.288.3063

November 29, 2007

The Trustees of
Federated Equity Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

       Federated MDT Small Cap Growth Fund (the "Fund"), a portfolio of Federated MDT Series (the "Trust"), proposes to acquire the assets of Federated Technology Fund, a portfolio of Federated Equity Funds , in exchange for Class A Shares, Class B Shares and Class C Shares of the Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated _______, 2008 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

        As counsel we have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust ("Declaration") and the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

        Based upon the foregoing, it is our opinion that:

        1. The Trust is duly organized and validly existing pursuant to the Declaration, and the Fund is a separate series of the Trust duly constituted in accordance with the applicable provisions of the Investment Company Act of 1940 ("1940 Act") and the Declaration. .





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        2.   The  Shares  which are  currently  being  registered  by  the  N-14
             Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the 1940 Act, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.


        We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                  Very truly yours,


                                  Reed Smith LLP